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                                                                    Exhibit 10.2
                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement"), dated as of October 7, 1999, between MEDCENTERDIRECT.COM, INC., a Delaware corporation ("Employer"), and BRETT L. GRAUSS, a resident of the State of Georgia ("Employee").

         SECTION 1.        EMPLOYMENT.

         Employee shall be employed by Employer under this Agreement and Employee accepts such employment upon the terms and conditions hereinafter set forth. Employee hereby represents and warrants to Employer that Employee has not entered into and is not bound by any agreement, understanding or restriction (including, but not limited to, any covenant restricting competition or agreement relating to trade secrets or confidential information) between Employee and any third party which in any way limits, restricts or would prevent the employment of Employee by Employer under this Agreement or the full and complete performance by Employee of all his duties and obligations hereunder. Employee further hereby represents and warrants to Employer that the execution of this Agreement by Employee and the employment of Employee by Employer under this Agreement will not result in or constitute a breach of any term or condition of any court order or other agreement, instrument, arrangement or understanding between Employee and any third party.

         SECTION 2.        TERM.

         The term of employment provided for in this Agreement shall commence on October 7, 1999 and shall remain in full force and effect until September 30, 2000, unless sooner terminated as provided herein. At the end of the initial term and following each extension term thereafter, this Agreement shall be automatically extended for successive one (1) year terms unless either party notifies the other at least ninety (90) days prior to the end of any such term that such party does not intend to extend the term of this Agreement.

         SECTION 3.        POWERS AND DUTIES.

         Employee shall be employed by Employer during the term of employment under this Agreement as the Executive Vice-President, Chief Operating Officer and Secretary of Employer or such other positions as may be designated by the Board of Directors of the Employer (hereinafter the "Board of Directors"). Employee shall perform such duties (commensurate with his position and title) as may be assigned to him from time to time by, and Employee shall report to, the Board of Directors and the Chief Executive Officer of Employer.

         Employee shall devote his full working time and best efforts on behalf of Employer throughout the term of this Agreement. Employee shall not be restricted from investing his assets in such form or manner as will not require any significant services on his part in the operation of the affairs of the companies in which such investments are made or from engaging in charitable or voluntary activities to the extent that the total amount of time expended on such investing, charitable or voluntary activities is reasonable and is consistent with Employee's duties hereunder.

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         SECTION 4.        COMPENSATION.

         For all services rendered by Employee pursuant to this Agreement, Employer shall pay Employee the following compensation:

         (a) A base salary of Fourteen Thousand Five Hundred Ninety Dollars ($14,590) per month during the term of this Agreement, such salary to be paid semi-monthly. The Employer, when authorized by its Board of Directors, and Employee may, from time to time, reflect increases or decreases in Employee's monthly base salary as may be mutually agreed upon by entering such change upon the "Schedule of Compensation" attached hereto as Exhibit A and made a part hereof. If a change in compensation is entered on said Schedule and duly signed by the proper officers of the Employer and Employee, said entry shall constitute an amendment to the Agreement as of the date of said entry and shall supersede the monthly base salary provided for in this Section 4(a) and any other change or changes in such compensation previously entered on said Schedule.

         (b) Employer shall also pay to Employee up to Seven Hundred Dollars ($700) per month, to be applied by Employee in his sole discretion, to such "cafeteria plan" benefits as Employer makes available to its employees.

         (c) Employee shall be entitled to participate in any bonus plan approved by the Board of Directors for Employer's management in which other senior executive officers are participants, provided that nothing herein shall be construed to prevent the payment of discretionary bonus payments to executive officers other than Employee.

         (d) Compensation pursuant to this Section 4 or any other provision of this Agreement shall be subject to all applicable withholding, social security and other state, federal and local taxes and deductions.

         SECTION 5.        EMPLOYEE BENEFITS.

         During the term of this Agreement and any extension thereof, Employer shall provide to its employees a "cafeteria plan" under Section 125 of the Internal Revenue Code and the benefits available under said cafeteria plan shall include, subject to insurability at standard rates, healthcare coverage, including medical, hospitalization and dental coverages. Additionally, Employee will be entitled to participate in all fringe benefits as are made available to executives of Employer from time to time such as life insurance, disability insurance, tax deferred savings plans or stock option plans; PROVIDED, HOWEVER, that Employer shall not be required to provide any such benefits. Employer shall provide to Employee a Seven Hundred Dollars ($700) per month automobile allowance, paid in cash, and shall reimburse Employee's mileage expenses at the then current government rate for all miles traveled in excess of 100 in one day. Employee shall be entitled to three weeks of paid vacation per calendar year, which shall not be carried over to another calendar year without approval of the Board of Directors. Vacation shall be taken at such time as may be approved by the Board of Directors, which approval shall not be unreasonably withheld.


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         SECTION 6.        EXPENSES.

         Employee is authorized to incur reasonable expenses in promoting the business of Employer and its affiliates or subsidiaries, including expenses, to the extent used for business purposes, for entertainment, travel and similar items. Employer will reimburse Employee for all such expenses, upon the presentation by him of appropriate vouchers and substantiation of such expenditures in accordance with Employer's procedures.

         SECTION 7.        TERMINATION.

         (a) Employer may terminate the employment of Employee (i) for "just cause" by written notice to Employee, (ii) at any time without "just cause" on Sixty (60) days written notice to Employee, or (iii) if Employee is unable to perform the services required of him under this Agreement by reason of Permanent Disability. For purposes of this Section 7(a), the term "just cause" shall mean Employee's (A) failure to follow lawful directions from the Board of Directors or Chief Executive Officer of Employer (B) conduct disloyal to Employer or breach of any fiduciary duty to Employer including the usurpation of any business opportunity of Employer or the violation of Section 8 of this Agreement, (C) dishonesty, theft, fraud or embezzlement which has or is likely to have a material adverse effect on the Employer, (D) conviction of a felony or a crime involving moral turpitude, (E) substantial dependence on or addiction to alcohol or drugs, except for drugs legally used pursuant to the direction of a licensed medical doctor or (F) breach of any material provision of this Agreement or neglect of the proper performance of his duties if, during the ten
(10) day period following his receipt of written notice from Employer describing such breach or neglect in reasonable detail, Employee does not promptly commence in good faith to cure such breach or neglect; PROVIDED, HOWEVER, that such cure must be effected no later than thirty (30) days following such notice; and PROVIDED, FURTHER, that such cure right shall not be available to Employee on more than one (1) occasion in any twelve (12) month period. For purposes of this Agreement, the term "Permanent Disability" shall mean the incapacity or inability of the Employee to perform all of his duties and obligations hereunder, due to illness or accident (excluding infrequent and temporary absences due to ordinary illnesses), which may be reasonably expected to exist for more than one hundred eighty (180) days.

         (b) (i) In the event that Employee's employment by Employer is terminated pursuant to Section 7(a)(i) of this Agreement prior to the conclusion of the term of this Agreement or any extension thereof, Employer shall have no further obligation hereunder except to pay Employee his monthly base salary through the date of such termination.

                  (ii) In the event that Employee's employment is terminated pursuant to Section 7(a)(ii), 7(a)(iii) or 7(c) of this Agreement prior to the conclusion of the initial or any renewal term of this Agreement, or if Employer notifies Employee pursuant to Section 2 above that it does not intend to extend the then current term of this Agreement, Employer shall have no further obligation hereunder after the effective date of any such termination or nonrenewal except to continue to pay Employee his monthly base salary then in effect for twelve (12) months following the termination of Employee's employment hereunder (the "Severance Payment").

         (c) In the event of the death of Employee during the term of this Agreement, the Agreement shall terminate immediately.


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         (d) Employee may terminate his employment under this Agreement before the expiration of its term by giving Employer thirty (30) days written notice of his intention to terminate such employment, and at the expiration of said thirty
(30) days, Employee's employment under this Agreement shall terminate, and Employer shall have no further obligation hereunder.

         (e) Notwithstanding any provision hereof, upon the occurrence of a Change in Control (as defined in Section 7(f)) of Employer, and if, within one
(1) year immediately following the effective date of such Change in Control, Employee terminates his employment under this Agreement for Good Reason (as defined herein) by giving written notice thereof, then Employee's employment under this Agreement shall terminate, and Employer shall have no further obligation under this Agreement except that Employee shall be entitled to receive, as severance compensation (in full satisfaction of all financial obligations hereunder, including, without limitation, all other amounts otherwise due to Employee hereunder), an amount equal to twelve (12) months salary (plus any incentives or benefits that would have accrued to him under plans or agreements then in effect) at the time of termination, which shall be paid in twelve (12) equal monthly installments commencing on the first day of the calendar month following such termination, and on the first day of each calendar month thereafter. The term "Good Reason" shall mean only (A) Employer materially changes Employee's duties to a level below that normally associated with the office held by Employee immediately preceding the effective date of the Change of Control; (B) Employer requires Employee to perform such services which will require Employee to move his residence from the Atlanta, Georgia metropolitan area or Employer otherwise requires Employee to move his residence from such metropolitan area; or (C) Employer breaches any material provision of this Agreement and, during the ten (10) day period following its receipt of written notice from Employee describing such breach in reasonable detail, does not promptly commence in good faith to cure such breach; provided that such cure must be effected no later than thirty (30) days following such notice and provided further that such cure right shall not be available on more than one occasion in any twelve (12) month period.

         (f) For purposes of this Agreement, a Change in Control shall mean (i) the current stockholders of Employer (including the holders of any preferred stock issued before December 31, 1999) not owning in the aggregate more than fifty percent (50%) of the outstanding capital stock of Employer; (ii) approval by the stockholders of Employer of any sale or disposition of all or substantially all of the assets or earning power of Employer; or (iii) consummation of any transaction which results in persons who are not currently stockholders (including the holders of any preferred stock issued before December 31, 1999) of Employer having the right to elect a majority of directors of Employer or its successor, unless such transaction is approved by a majority of the directors of Employer who have been elected by the current stockholders of Employer (including the holders of any preferred stock issued before December 31, 1999); provided that (x) the consummation of an initial public offering of equity securities (pursuant to an effective registration statement under the Securities Act of 1933, as amended) and (y) the issuance of any preferred stock prior to December 31, 1999 shall not constitute a Change in Control.

         (g) Notwithstanding the foregoing, in the event Employer gives Employee a termination notice authorized herein or Employee terminates his employment pursuant to Section 7(d) of this Agreement, Employer may, at its option, require Employee to immediately cease


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providing services hereunder and serving as an employee of Employer, provided that Employee shall nevertheless be entitled to payments due to him hereunder.

         SECTION 8.        NONCOMPETITION AND NONDISCLOSURE COVENANTS.

         (a) Subject to Section 8(b) below, Employee hereby agrees that, during the term of this Agreement and for a period of one (1) year thereafter (the "Noncompetition Period"), Employee shall not, directly or indirectly, (other than as an officer, director or employee of, or consultant to Employer):

                  (i) engage in any healthcare product procurement business in which Employer is engaged or in which Employer is, during Employee's employment hereunder or at the effective date of Employee's termination of employment hereunder, planning to engage as evidenced by written business plans of the Employer;

                  (ii) provide or attempt to provide, for his own account or on behalf of any other person or entity, any goods or services which are in any way related to Employer's business to any person or entity which, at the effective date of Employee's termination of employment hereunder, was a customer or client of Employer or which is an affiliate of any such customer or client if Employee's provision of such goods or services is reasonably likely to have an adverse effect on the business of Employer; or

                  (iii) offer to employ in any capacity, solicit, call on, interfere with, attempt to divert or entice away from Employer any person who is then an employee of Employer, or advise any third party to take any such action.

         (b) Notwithstanding anything to the contrary contained herein, in the event (i) Employer notifies Employee that it does not intend to extend the then current term of this Agreement, (ii) Employee's employment hereunder is terminated pursuant to Paragraph 7(a)(ii) above, or (iii) Employee terminates his employment following a Change in Control for Good Reason, and Employer fails to pay all or part of the Severance Payment, the Employee may elect to terminate the Noncompetition Period as of the date of such failure; provided that, if Employee makes such election, Employee shall not be entitled to pursue any other remedies against Employer for its failure to make the Severance Payment (or any part thereof).

         (c) Any violation of Paragraph 8(a) shall automatically toll and suspend the running of the Noncompetition Period for the duration of such violation.

         (d) Employee hereby acknowledges that, as an employee of the Employer, he will have access to and be making use of, acquiring and adding confidential knowledge of a special and unique nature and value affecting and relating to the Employer and its business, financial operations, plans for future development, methods, data, techniques, strategies, processes, lists of potential or existing or past clients, trade secrets, records and similar information relating to the Employer and the Employer's affiliates with respect to which the Employer took reasonable efforts under the circumstances to protect its secrecy or confidentiality (collectively, "Confidential Information"). Employee recognizes and acknowledges that all Confidential Information is the exclusive property of the Employer, is material and confidential, and greatly affects the good will


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and effective and successful conduct of the Employer's business. Employee hereby covenants and agrees that, except as required by law or legal process, without prior authorization from the Employer, he will not, at any time, either while employed with the Employer or afterwards, use the Confidential Information other than for the benefit of the Employer and will not at any time, directly or indirectly, disclose, divulge, reward or communicate any Confidential
Information to any person, firm, corporation or entity whatsoever or use any Confidential Information for his or her own benefit. Notwithstanding the foregoing, "Confidential Information" shall not include information that (x) is or becomes generally available to the public other than as a result of a breach of this Agreement by Employee, (y) is or becomes available to Employee after the term hereof on a non-confidential basis from a source other than the Employer, provided that such source was not known by the Employee to be bound by a confidentiality agreement with or contractual, legal or fiduciary obligation of confidentiality to the Employer, or (z) is independently developed by the Employee after the term hereof without the use of Confidential Information.

         (e) Employee agrees that upon termination of his employment with Employer, for any reason, voluntary or involuntary, with or without cause, he will immediately return to Employer all Confidential Information and any property, customer lists, information, forms, formulae, plans, documents or other written or computer material, software or firmware, or copies of the same, belonging to Employer or any of its affiliates, or any of its customers or suppliers, within his possession, and will not at any time thereafter copy or reproduce the same. Employee further agrees that he will not retain or use for his account or the account of others at any time any trade names, trademark, service mark, or other proprietary business designation used or owned in connection with the business of Employer or any of its affiliates.

         (f) The parties have entered into this Section 8 of this Agreement in good faith and assume that this Agreement is legally binding. If, for any reason, this Agreement is not binding because of its geographical scope or because of its term, then the parties agree that this Agreement shall be deemed effective to the widest geographical area and the longest period of time as may be legally enforceable.

         (g) Employee acknowledges that the rights and privileges granted to Employer in this Section 8 are of special and unique character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated for by damages in an action of law, and that a breach thereof by Employee of this Agreement will cause Employer great and irreparable injury and damage. Accordingly, Employee hereby agrees that Employer shall be entitled to remedies of injunction, specific performance or other equitable relief to prevent a breach of this Section 8 of this Agreement by Employee. This provision shall not be construed as a waiver of any other rights or remedies Employer may have for damages or otherwise pursuant to this Section 8.

         SECTION 9.        NON-ASSIGNABILITY.

         Employee shall not have the right to assign, transfer, pledge, hypothecate or dispose of any right to receive payments hereunder or any rights, privileges or interest hereunder, all of which are hereby expressly declared to be non-assignable and non-transferable, except after termination of his employment hereunder. In the event of a violation of the provisions of this


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Section 9, no further sums shall hereafter become due or payable by Employer to
Employee or his assignee, transferee, pledgee or to any other person whatsoever, and Employer shall have no further liability under this Agreement to Employee.

         SECTION 10.       ARBITRATION.

         (a) Except as may otherwise hereinafter be provided, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notwithstanding the foregoing, Employer shall have the right to seek enforcement by preliminary injunction or other equitable relief of the provisions of Section 8 hereof in any state or federal court in Fulton County, Georgia without regard to whether any such claim has been or can be referred to arbitration and Employee hereby consents to venue in Fulton County, Georgia with respect to any such enforcement action.

         (b) The parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be in interstate commerce as that term is used in the Federal Arbitration Act, 9 U.S.C. Section 1 ET seq., and the parties contemplated substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

         (c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

         (d) The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

         (e) Unless otherwise agreed in writing, Employer shall continue to make payments and provide benefits in accordance with this Agreement, and Employee shall continue to perform his obligations hereunder during any arbitration proceedings.

         (f) In the event that it becomes necessary for either party to initiate litigation or arbitration for the purpose of enforcing any of its rights hereunder or for the purpose of seeking damages for any violation hereof, then, in addition to all other remedies that may be granted, the prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs that may be sustained by it in connection with such litigation or arbitration.

         SECTION 11.       BINDING EFFECT.

         The rights and obligations of Employer under this Agreement shall be assignable to and inure to the benefit of and shall be binding upon the successors and assigns of Employer.


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Employee hereby acknowledges and agrees that the provisions of Section 8 of this
Agreement shall inure to the benefit of any successor to the business of Employer (whether by virtue of merger, consolidation, acquisition of assets or otherwise) as if such successor were a signatory hereto. Employee shall not assign or alienate any interest of his in this Agreement, except as provided in
Section 9 hereof.

         SECTION 12.       WAIVER OF BREACH.

         The waiver by either party to this Agreement of a breach of any provision hereof by the other party shall not operate or be construed as a waiver of any subsequent breach of such party.

         SECTION 13.       NOTICES.

         Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when hand delivered or deposited in the U.S. Mail, postage prepaid, and sent by certified or registered mail to Employee's residence (if such notice is addressed to Employee), or to the principal executive offices of Employer in Alpharetta, Georgia (if such notice is addressed to Employer) or at such alternative addresses as shall be specified by notice given in the manner herein provided.

         SECTION 14.       SET OFF.

         Employer shall be entitled, at its option, to set off amounts due Employee pursuant to this Agreement against any amount or amounts that may be due to Employer from Employee under any circumstances.

         SECTION 15.       ENTIRE AGREEMENT.

         This instrument shall be governed by the laws of the State of Delaware and contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any other agreements, whether written or oral, between the parties. This Agreement may be changed only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                         EMPLOYER:

                                         MEDCENTERDIRECT.COM, INC.

                                         By /s/ Robert J. White, Jr.
                                           -----------------------------------



                                           EMPLOYEE:

                                          /s/ Brett L. Grauss
                                          --------------------------------------
                                          Brett L. Grauss



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                                    EXHIBIT A

                             AGREEMENT OF EMPLOYMENT

                              dated October 7, 1999

                                 by and between

                            MEDCENTERDIRECT.COM, INC.
                                    Employer

                                 BRETT L. GRAUSS
                                    Employee

                            SCHEDULE OF COMPENSATION

The undersigned hereby agree that Employee's monthly base salary due under Paragraph 4(a) of the foregoing Employment Agreement shall be _____________ Dollars ($ _______ ) per month, beginning ______________, _______, unless hereafter changed by mutual agreement.

This the ____ day of ___________, _______.

ATTEST:                                    MEDCENTERDIRECT.COM, INC.

                                           By:
----------------------------------            ----------------------------------
Secretary                                     President


WITNESS:



-----------------------------------           ----------------------------------
                                               Brett L. Grauss